UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)    October 25, 2005
CBIZ, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-25890	22-2769024

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6050 Oak Tree Boulevard South, Suite 500, Cleveland, Ohio	44131

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code 216-447-9000

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.
On October 25, 2005, CBIZ, Inc. announced its earnings and conducted its earnings conference call for the third quarter ended September 30, 2005. A copy of the press release is furnished herewith as Exhibit 99.1. On the conference call, CBIZ disclosed the following additional information:
•	CBIZ Worksite Services, Inc. (Worksite) was sold during the third quarter of 2005. Cash in the amount of $2.0 million was received at closing, and additional payments may be received based upon Worksite’s performance after 6 and 12 months from the date of sale. Adjustments to the gain recognized on the sale of Worksite will be reflected in discontinued operations in future periods.
•	In addition to reducing bank debt from $53.9 million at December 31, 2004 to $43.8 million at September 30, 2005, CBIZ used approximately $25 million of cash for investments in share repurchases and business acquisitions during the nine months ended September 30, 2005. In addition, capital spending was approximately $5.1 million for the first nine months of 2005, of which $0.5 million related to the third quarter.
•	Consolidation and integration charges for the nine months ended September 30, 2005, included $2.2 million related to co-location activities in the Chicago and Denver markets.
Additionally, the press release reported that CBIZ repurchased 623,000 shares of its common stock since September 30, 2005, but should have reported 583,000 shares. This error was the result of incorrect information reported to us by our broker. The press release furnished herewith as Exhibit 99.1 has been corrected to report the appropriate number of shares.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
Exhibit 99.1 Press Release of CBIZ, Inc. dated October 25, 2005, announcing its financial results for the third quarter ended September 30, 2005.
Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CBIZ, INC.
Date: October 28, 2005
/s/ Ware H. Grove

Ware H. Grove Chief Financial Officer